Dodge & Cox Global Stock Fund Cayman, Ltd.

Dodge & Cox International Stock Fund Cayman, Ltd.

Appointment of Agent for Service of Process

A. Each of Dodge & Cox Global Stock Fund Cayman, Ltd. and Dodge & Cox International Stock Fund Cayman, Ltd. (each a “Company” and together, the “Companies”) is an exempted company organized under the laws of the Cayman Islands with limited liability and has its registered office at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005.

B. Each Company designates and appoints Dodge & Cox, located at 555 California St., 40th Floor, San Francisco, California 94104, as the agent of the Company upon whom may be served any process, pleadings, subpoenas, or other papers in:

(1) any investigation or administrative proceeding conducted by the Securities and Exchange Commission (“SEC”); and

(2) any civil suit or action brought against the Company or to which the Company has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns any offering made or purported to be made in connection with the securities of the Company, or any purchases or sales of any security in connection therewith. Each Company stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon, such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

C. Each Company stipulates and agrees to appoint a successor agent for service of process and execute an amended “Appointment of Agent for Service of Process” if the Company discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Company at any time until six years have elapsed from the date of the last sale of the securities of the Company.

D. Each Company further undertakes to advise the SEC promptly of any change to the Agent’s name or address during the applicable period described in paragraph C.

E. Each Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, all books and records with respect to the Company.

Each of Dodge & Cox Global Stock Fund Cayman, Ltd. and Dodge & Cox International Stock Fund Cayman, Ltd. certifies that it has duly caused this power of attorney, consent, stipulation and agreement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Francisco, State of California, United States of America, this 25th day of July, 2016.

Dodge & Cox Global Stock Fund Cayman, Ltd.

By:	/s/ Thomas M. Mistele

By:	Thomas M. Mistele
Title:	Director
Date:	July 25, 2016

Dodge & Cox International Stock Fund Cayman, Ltd.

By:	/s/ Thomas M. Mistele

By:	Thomas M. Mistele
Title:	Director
Date:	July 25, 2016

Dodge & Cox Funds

By:	/s/ Thomas M. Mistele

By:	Thomas M. Mistele
Title:	Secretary
Date:	July 25, 2016